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                                                                  EXHIBIT 15.2


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated July 18, 2000 on our review of the interim financial information of Dexter Corporation as of and for the three-month and six-month periods ended June 30, 2000 and 1999 and included in Dexter Corporation's quarterly report on Form 10-Q for the quarter ended June 30, 2000, and our report dated April 13, 2000 on our review of the interim financial information of Dexter Corporation as of and for the three-month periods ended March 31, 2000 and 1999, and included in the Dexter Corporation's quarterly report on Form 10-Q for the quarter ended March 31, 2000, are incorporated by reference in this Registration Statement on Form S-4.

Very truly yours,



/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
August 11, 2000